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                                                                   EXHIBIT 23(f)

                    TEXT OF CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

July 10, 2001

Board of Directors
Dean Foods Company
3600 North River Road
Franklin Park, Illinois 60131

Re: Initially Filed Registration Statement on Form S-4 of Suiza Foods Corporation ("Parent") relating to the Common Stock, par value $0.01 per share, of Parent being registered in connection with the transaction described below

Ladies and Gentlemen:

Reference is made to our opinion letter dated April 4, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of Dean Foods Company (the "Company") of the Per Share Merger Consideration (as defined in the opinion letter) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 4, 2001, by and among Parent, Blackhawk Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion of in the above-referenced filing of the above referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary Information--Opinions of Financial Advisors", "Opinions of Financial Advisors--Opinion of Dean's Financial Advisor", and "The Merger and the Merger Agreements--Dean's Reasons for the Merger" and to the inclusion of the form of the foregoing opinion in the above-mentioned filing of the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,